ServiceNow Evolves Go-to-Market Functions to Drive Deeper Customer Success and Engagement, Build an Exceptional Partner Ecosystem and Scale Growth to $10 Billion

Executives Kevin Haverty and Lara Caimi Named to New Go-to-Market Leadership Roles; Global Customer Operations President David Schneider Retiring at End of 2020

SANTA CLARA, Calif. – July 29, 2020 – ServiceNow (NYSE: NOW), the leading digital workflow company that makes work, work better for people, today announced an evolution of its go-to-market functions to drive deeper customer success and engagement and to build an exceptional partner ecosystem as the company scales growth to $10 billion in revenue and beyond.

Effective immediately, executive Kevin Haverty is named Chief Revenue Officer, leading all global sales activities; executive Lara Caimi is named to the new role of Chief Customer and Partner Officer, leading all customer success activities and partner ecosystem development. Both will report to ServiceNow CEO Bill McDermott. David Schneider, President of Global Customer Operations and a long-time ServiceNow leader, is retiring. Effective immediately, Schneider will step down from his role and serve as President Emeritus, working with McDermott until his retirement at year end.

“Nothing is more important to us than helping our customers win by digitally transforming their businesses with Now workflows on the Now Platform,” said ServiceNow CEO Bill McDermott. “As we scale ServiceNow’s growth to $10 billion and beyond, we are evolving our go-to-market strengths under two experienced ServiceNow leaders. Kevin and Lara will ensure we continue to be an indispensable strategic partner to our customers on their digital transformation journey.

“David Schneider is an exceptional leader who has helped build an absolutely world-class go-to-market team,” McDermott continued. “Throughout his nine years at ServiceNow, David has epitomized our purpose each and every day. David leaves an incredible legacy, a strong foundation for Kevin and Lara to build upon, and many, many ServiceNow friends. David is family, and always will be. I wish him nothing but the best.”

Haverty also has been with ServiceNow for nine years. For the last six years, he has led the company’s global sales organization. As Chief Revenue Officer, he will be responsible for overseeing the global sales organization, including sales enablement, industry solutions, and global sales operations.

During the past three years at ServiceNow, Caimi served as Chief Strategy Officer and, in partnership with Haverty, co-architected the company’s go-to-market strategy to $10 billion in revenue. Previously, Caimi served as a Partner at Bain & Company, where she worked over the course of 17 years. In her new role as Chief Customer and Partner Officer, Caimi will lead all customer success activities, ensuring successful implementations and quick time-to-value. Caimi also will oversee the growth of ServiceNow’s strong partner ecosystem, building strategic partner relationships and alliances to drive customer success.

Succeeding Caimi as Chief Strategy Officer is Nick Tzitzon, who joined ServiceNow in 2020, leading operations for the Office of the CEO. Previously, he spent more than seven years at SAP, most recently serving as Executive Vice President, where he was a member of the company’s global leadership team and advised Bill McDermott on strategic initiatives ranging from corporate strategy to ecosystem expansion, portfolio planning, and customer engagement. He was also an executive sponsor of the company’s Autism at Work Program.

About ServiceNow
ServiceNow (NYSE: NOW) is making the world of work, work better for people. Our cloud-based platform and solutions deliver digital workflows that create great experiences and unlock productivity for employees and the enterprise. For more information, visit: www.servicenow.com.

© 2020 ServiceNow, Inc. All rights reserved. ServiceNow, the ServiceNow logo, Now, and other ServiceNow marks are trademarks and/or registered trademarks of ServiceNow, Inc. in the United States and/or other countries. Other company names, product names, and logos may be trademarks of the respective companies with which they are associated.

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For more information:

ServiceNow PR
Penny Bruce
(408) 893-0601
penelope.bruce@servicenow.com